Independent Representative Agreement

          This Agreement ("Agreement") is made June 21, 2005 between Premiere Publishing Group, Inc., a Nevada Corporation, ("PPG"), Rob & Suz Consulting Inc., a Florida Corporation, ("R&S"), Robert Cole, an individual, and Suzanne Cole, an individual.

          WHEREAS, PPG desires to appoint R&S as an independent representative to solicit advertising for Poker Life Magazine, a title PPG owns and intends to be publishing in October 2005.

          NOW, THEREFORE, the parties agree as follows:

          1. This Agreement set forth the complete, final and exclusive embodiment of the entire agreement between R&S, PPG, Robert Cole and Suzanne Cole with respect to the subject matter of this Agreement. This Agreement is entered into without reliance upon any promise, warranty, or representation, written or oral, other than those expressly contained in this Agreement, and it supercedes any other such promises, warranties, representations, executed agreements, or oral understandings between the parties, including but not limited to an Equity Ownership Transfer Agreement executed on March 24, 2005 (the "Transfer Agreement") that states that the members of Lyco Financial, Suzanne Cole and Robert Cole, transferred their 50% membership of Lyco Financial and the title Play Savvy Magazine to PPG. Upon execution of this Agreement, R&S, Robert Cole, Suzanne Cole and PPG acknowledge that the Transfer Agreement will be null and void, that Lyco Financial is wholly owned by them, and that Play Savvy Magazine has ceased being, and will not in the future be, published.

          2. PPG hereby appoints R&S as its independent representative, and R&S accepts that appointment. In that capacity, R&S shall use its best efforts to solicit advertising for Poker Life Magazine within the on-line gaming community and provide regular weekly updates as to its activities. Additionally, R&S shall review, analyze and make recommendations with respect to such other matters related to Poker Life Magazine where the Company seeks its advice. R&S undertakes to give the Company the benefit of Robert and Suzanne Cole's best judgment and best efforts in rendering the services described in the preceding sentences, and, as such, they hereby agree to devote such time to such services as is reasonably required by the Company.

          3. In consideration for R&S accepting to become PPG's independent representative, PPG shall issue to Robert Cole three hundred and twenty five thousand (325,000) shares of PPG common stock and Suzanne Cole three hundred and twenty five thousand (325,000) shares of PPG common stock upon execution of this Agreement, on condition that Robert Cole and Suzanne Cole return to PPG any and all shares of this common stock previously issued to them, jointly or individually.

          4. Commencing August 1, 2005, during the term of this Agreement PPG shall pay R&S a monthly retainer in the sum of $10,000.

          5. PPG shall pay R&S a 10% net commission on all advertising from the on-line gaming community generated by Robert Cole and Suzanne Cole and a 5% net commission on all advertising sold by PPG to the on-line gaming community as a direct result of Michael Jacobson attending on-line gaming trade shows with R&S. A complete list and revenue generated by Michael Jacobson attending such trade shows will be provided to R&S, which shall include any revenues generated as a result of the previously attended Montreal and Amsterdam shows.

          6. R&S, if approved by PPG (which approval shall not be unreasonably withheld, conditioned or delayed), will attend trade shows and will be provided the following by PPG: (1) business class airfare for two, (2) meal allowance,
(3) hotel accommodations, (4) ground transportation to and from the airport, and
(5) an entertainment allowance. PPG shall pay R&S's monthly cell phone (i.e. Blackberry) bill.

          7. R&S will be listed as "Advertising Directors" on the masthead of Poker Life Magazine.

          8. All commission payments will be reconciled and paid upon release of each publication by printer (i.e., every 60 days after execution of this Agreement).

          9. In rendering services under this agreement, R&S will be an independent contractor and will not be considered as having employee status or being entitled to participate in any PPG employee plans, arrangements, or distributions. R&S shall not act as an agent for PPG, Poker Life Magazine, LLC or Poker Life and is not authorized to enter into any agreements, incur any obligations on behalf of PPG, Poker Life Magazine, LLC, Poker Life or bind PPG in any matter whatsoever, unless PPG gives its consent, in advance and in writing.

          10. R&S shall indemnify PPG from any liabilities arising after the date of this agreement solely as a result of R&S's performing services under this agreement if those liabilities are the result of R&S's gross negligence or willful misconduct.

          11. The term of this Agreement shall continue for a period of time equal to the greater of: (i) two years; or (ii) for so long as Poker Life Magazine is published, except that PPG may terminate this Agreement immediately on written notice to R&S if any of R&S, Robert Cole, and Suzanne Cole breaches any of its obligations under this Agreement and fails to cure that breach within 30 days of being notified of that breach in writing, and R&S may terminate this Agreement immediately on written notice to PPG if PPG breaches any of its obligations under this Agreement and fails to cure that breach within 30 days of being notified of that breach in writing. This Agreement may only be renewed in writing. However, if PPG is unable to publish Poker Life Magazine by December 31, 2005 or determines to cease publishing Poker Life for any reason during the course of this Agreement, this contract will automatically terminate and no compensation will be due to R&S as a result. If PPG sells Poker Life Magazine to a third party, this Agreement will automatically terminate and PPG's sole obligation will be to pay R&S a three-month stipend in the sum of thirty thousand dollars ($30,000).

          12. If Robert Cole cannot perform his duties as outlined herein as a direct result of his becoming ill, disabled or dying, PPG shall for the remaining term of this Agreement pay R&S a monthly stipend of $4,000 and a 5% commission payment on R & S managed accounts who remain advertising even if PPG maintains the accounts. An account list must be submitted by R&S to PPG and approved by PPG. However, if PPG no longer publishes Poker Life or sells Poker Life to a third party, PPG's obligations under this section will cease.

          13. For a period of five (5) years from the date of this Agreement, R&S, Robert Cole and Suzanne Cole each shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in, or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, stockholder, member, partner, consultant, advisor, agent, proprietor, trustee, or investor, any Competing Business. For purposes of this agreement, "Competing Business" means any magazine on the subject of gaming, including without limitation any magazine on the subject of poker. R&S, Robert Cole and Suzanne Cole each acknowledges that any violation by any of them of any of the obligations contained in this section 13 would cause PPG immediate, substantial, and irreparable injury for which it has no adequate remedy at law. Accordingly, R&S, Robert Cole and Suzanne Cole each consents to entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this section 13, with out any requirement of posting of bond. PPG's rights and remedies under this section 13 are cumulative and are in addition to rights and remedies otherwise available to PPG under this Agreement or applicable law.

          14. No provisions of this Agreement may be modified, waived, or discharged unless that waiver, modification or discharge is agreed to in writing signed by the parties. No waiver by any party of any breach of this agreement by any other party of constitutes a waiver of any other breach occurring at the same time or before or after.

          15. Any matters arising under this Agreement, including without limitation tort claims, are governed by the laws of the State of New York, without giving effect to principles relating to conflicts of law.

          The parties are signing this agreement as of the date stated in the introductory clause.

                                   ROB & SUZ CONSULTING INC.


                                   By: /s/ Robert Cole
                                       ---------------------------
                                           Name: Robert Cole
                                           Title: President



                                   PREMIERE PUBLISHING GROUP, INC.


                                   By: /s/ Michael Jacobson
                                       ----------------------------
                                           Michael Jacobson
                                           President


                                   /s/ Robert Cole
                                   --------------------------------
                                   ROBERT COLE

                                   /s/ Suzanne Cole
                                   --------------------------------
                                   SUZANNE COLE